George Putnam Balanced Fund

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)		Class A	23,991
					Class B	 1,096
					Class C	   335

72DD2 (000s omitted)		Class M	 1,380
					Class R	    28
					Class Y	 2,305


73A1					Class A	0.2240
					Class B	0.1473
					Class C	0.1509

73A2					Class M	0.1762
					Class R	0.1996
					Class Y	0.2484

73C					Class A	0.0240
					Class B	0.0157
					Class C	0.0161

73C					Class M	0.0188
					Class R	0.0214
					Class Y	0.0266


74U1	(000s omitted)		Class A	  97,205
					Class B	   5,191
					Class C	   2,071

74U2	(000s omitted)		Class M	   7,220
					Class R	     122
					Class Y	   6,254

74V1					Class A	11.08
					Class B	10.96
					Class C	11.02

74V2					Class M	10.94
					Class R	11.05
					Class Y	11.12



Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.